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                                                                   EXHIBIT 10.50

                                 NEWS RELEASE

COMPANY CONTACT:
John P. World, Executive V. President
Carver Corporation
(425) 482-3400


FOR IMMEDIATE RELEASE


        CARVER CORPORATION ANNOUNCES THE RESIGNATION OF THREE DIRECTORS

WOODINVILLE, WASHINGTON, JANUARY 28, 1998--CARVER CORPORATION (NASDAQ:CAVR) today announced the resignations of Mr. Thomas C. Graham and Mr. John F. Vynne as directors of the Company effective January 21, 1998 so each can devote more time to their respective business. The Company also announced the resignation of Mr. Stephen M. Williams as a director of the Company effective January 27, 1998. Mr. Williams is pursuing other business opportunities which precludes his continued service as a director of the Company.

The Company also announced that it has been notified by the Nasdaq Stock Market that the Company's common stock will be delisted at the opening of business on March 27, 1998. Nasdaq's delisting notification is based on its review of the price data covering the ten consecutive trade dates prior to December 22, 1997 and determination that the Company's common stock has failed to maintain a closing bid price greater than or equal to $1.00. For continued listing on the Nasdaq National Market, the common stock must maintain a minimum bid price of $1.00 or, as an alternative if the bid price is less than $1.00, maintain net tangible assets of $4,000,000 and a market value of the public float of at least $3,000,000. Based upon the shares outstanding of its Common Stock, the market value of the Company's public float on January 27, 1998 was less than $3,000,000. Following delisiting, the Company expects its common stock to trade in the over-the-counter market on the electronic bulletin board of the National Association of Securities Dealers, Inc.

For almost 20 years, Carver Corporation has been one of the most recognized brands in consumer audio. The company designs, develops, manufactures and markets hi-fidelity audio and home theater products to the mid- to high-end
audio entertainment systems market.   The company's audio products are carried
in a broad range of audio outlets nationwide, including Circuit City stores. SEE WWW.CARVER.COM.